Exhibit 1.3

Unofficial Translation
MINISTER OF LAW AND HUMAN RIGHTS DECREE REPUBLIK INDONESIA Number: AHU-35876.AH.01.02.Tahun 2010 REGARDING APPROVAL DEED AMENDMENTS ARTICLE OF ASSOCIATION MINISTER OF LAW AND HUMAN RIGHTS
Considering	:

whereas after careful and considerable consideration based on the Data Model II Notarial Deed including its supporting documents and Copy of Deed Number 37, dated June 24, 2010 that is made and submitted by Notary DR. A. Partomuan Pohan, SH., LL.M and accepted on July 8, 2010, have fulfilled the requirements and is in accordance with the applicable regulations

In view of	:

1.      The Law Number 40 year 2007, on Limited Liability (State Gazette Year 2007 Number 106, Supplementary State Gazette Number 4756);

2.         Government Regulation Number 26 Year 1998 on Usage Name for Limited Liability(State Gazette Year 1998 Number 39, Supplementary State Gazette Number 3740);

3.         Republic of Indonesia Presidential Decree Number 94 Year 2006 on Third Revision on the President Regulation Number 09 Year 2005 on

4.         Ministerial Decree of Law and Human Rights of the Republic of Indonesia Number M.09.PR.07.10 Year 2007 on Organization and Work Structure Department of Law and Human Rights of the Republic of Indonesia;

5.         Minister Regulation of Law and Human Rights of the Republic of Indonesia Number M.HH-02.AH.01.01 Year 2009 on Procedure for Submitting Corporate Entity Endorsement, Approval for the Amendment of Article of Association, Announcement Amendment of Article of Association and Corporate Data Amendment.

HAS DECIDED:
To Stipulate
FIRST	:

Approved the amendment of the Articles of Association of PERUSAHAAN PERSEROAN (PERSERO) PT. Telekomunikasi Indonesia, Tbk further abbreviated PT TELKOM INDONESIA TBK (PERSERO), Tax Number 01.000.013.1-423.005, domiciled in Bandung – Kota Bandung in accordance with the Data Model II Notarial Deed stored in the Legal Entity Administration System database and the Supplementary Deed Number 37, dated June 24, 2010 made by Notary DR. A. Partomuan Pohan, SH., LL.M domiciled in Jakarta.

SECOND	:	This Decree is legally effective commencing the date of its stipulation. Should in the future there be any misconstrue in this Decree, it shall be revised as required.

Stipulated in : Jakarta Dated : July 19, 2010
ON BEHALF OF THE MINISTER OF LAW AND HUMAN RIGHTS REPUBLIK INDONESIA. LEGAL ADMINISTRATOR
By: /s/ DR. AIDIR AMIN DAUD, SH., MH., DFM. DR. AIDIR AMIN DAUD, SH., MH., DFM. NIP : 19581120 198810 1 001